Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT

THIS SEPARATION AND CONSULTING AGREEMENT (“Agreement”) is entered into between Patina Oil & Gas Corporation, a Delaware corporation (the “Company”) and Jay W. Decker (“Decker”) (collectively the “Parties”).

I. RECITALS

WHEREAS, Decker desires to resign from his position as Director and President of the Company;

WHEREAS, the Company entered into an Agreement and Plan of Merger on December 16, 2004 (the “Merger Agreement”) and anticipates that the transactions contemplated by the Merger Agreement will be consummated between March and September 2005 (the “Proposed Merger”); and

WHEREAS, the Company wishes to retain the services of Decker during a transition period to assist the Company in conducting its business and in consummating the Proposed Merger.

II. COVENANTS

In consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed by the Parties as follows:

A. Separation Date. The “Separation Date” shall be close of business on December 22, 2004.

B. Resignation. By signing this Agreement, Decker hereby tenders and the Company accepts his resignation of all duties and positions as officer and director of the Company and its subsidiaries, such resignation to be effective on the Separation Date.

C. Payments on Separation. In connection with his resignation, Decker shall receive:

1. Payment for (i) all unpaid, accrued salary, net of applicable taxes and withholdings, earned by Decker in connection with his employment with the Company through the Separation Date, and (ii) all accrued, unused vacation time, net of applicable taxes and withholdings, in each case, such payment to be made on the Company’s next regularly-scheduled payroll date occurring on or immediately following the Separation Date.

2. After the Separation Date and to the extent permitted by the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”) and the insurance policies and rules applicable to the Company, Decker shall be eligible, upon valid and timely election, to continue medical and dental insurance coverage for eighteen months or such longer period as covered under

COBRA. Such COBRA continuation shall be at Decker’s own expense, except as provided in Section II.D.5 of this Agreement. As of and after the Separation Date, Decker shall be ineligible to receive or participate in any other form of benefit that the Company provides to its employees, including but not limited to life insurance, AD & D, Deferred Compensation Plan, Profit Sharing and 401(k) Plan and equity incentive plans.

D. Consultancy. Subject to the satisfactory performance of Decker’s obligations under this Agreement (to be determined by the Company’s Chief Executive Officer in his sole discretion), the Company agrees as follows:

1. The Company shall retain Decker as a consultant for a period to begin on the Separation Date and to continue through the later of (a) June 30, 2005 or (b) ninety (90) days after the consummation of the Proposed Merger (the “Consulting Period”); provided, however, that if the Proposed Merger is terminated and abandoned prior to June 30, 2005, then the Consulting Period shall terminate on June 30, 2005 and if the Proposed Merger is terminated and abandoned after June 30, 2005, then the Consulting Period shall terminate on the business day following such termination and abandonment. During the Consulting Period, Decker will assist the Company as requested by its Chief Executive Officer. Until the earlier of the consummation or the termination and abandonment of the Proposed Merger, Decker will work full-time for the Company as a consultant. After such date and for the remainder of the Consulting Period, Decker shall make himself available for up to 20 hours per week for consultancy services. On or about the last day of each of month within the Consulting Period, Decker will be sent a check for the gross amount of $50,000.00 per month (the “Payments”) for any full month during the Consulting Period or a check for the gross amount equal to the pro rata portion of such Payment for any partial month in the Consulting Period.

2. Simultaneously with 2004 bonus payments made to continuing Company officers, Decker will be paid a bonus for 2004 services as President of the Company in an amount to be determined in the sole discretion of the Compensation Committee of the Company’s Board of Directors. Applicable taxes and withholdings shall be deducted from the gross 2004 bonus amount.

3. Pursuant to applicable stock option plans, agreements, and grant notices (the “Controlling Documents”), Decker acknowledges that, but for this Agreement, all of Decker’s unvested stock options and/or restricted stock awards would cease vesting on the Separation Date. Decker also acknowledges that, because Company is engaging Decker to act as a consultant for Company under the terms of this Agreement, Decker will be permitted to continue to vest in all options and restricted stock awards that would have ordinarily vested under the terms of grant during the Consulting Period had Decker’s employment with the Company not been terminated. In addition, on the earlier of the consummation of the Proposed Merger or the last day of the Consulting Period, all unvested options to purchase Company common stock and all unvested restricted stock awards then held by Decker shall vest. All stock options that vest after the Separation Date will be treated for tax purposes as non-qualified stock options. All stock options that remain outstanding three months after the Separation Date will become non-qualified stock options. If the Proposed Merger is consummated before the end of the Consulting Period and all active employees of the Company are permitted to hold all vested options and exercise such options until the date of termination of such options, then Decker shall also be permitted to hold and exercise his stock options until the date of termination of such stock options. If the Proposed Merger is not consummated before the end of the Consulting

Period, then Decker shall have 60 days after the end of the Consulting Period in which to exercise all vested options; any options not exercised during such 60 day period shall be forfeited. Unless otherwise specified in this paragraph, all other provisions of the Controlling Documents shall control.

4. On the Separation Date, Decker shall be fully vested in all amounts held in Decker’s Deferred Compensation account.

5. For the twelve-month period beginning on January 1, 2005 and ending December 31, 2005, the Company shall pay Decker’s premiums to continue his current health care coverage elections under COBRA (subject to the provisions of Section IV.C), provided that Decker timely elects to continue such coverage pursuant to COBRA. After December 31, 2005, Decker may continue his health care coverage, at his own expense, for such additional period as is available under COBRA.

6. In the event that: (i) the Proposed Merger is consummated on or before December 31, 2005; or (ii) any other corporate transaction that would constitute a Change in Control under the Company’s Amended and Restated Change in Control Plan, as amended, is announced prior to the end the Consulting Period and such transaction is closed within six (6) months following the end of the Consulting Period; then Decker will be entitled to receive an Executive Payment under Company’s Change in Control Plan as if he were an active employee of the Company. With respect to the Proposed Merger, the Executive Payment amount triggered upon the consummation thereof is agreed by the parties hereto to be $2,912,816. Applicable taxes and withholdings shall be deducted from such amount.

E. No Other Payments. Except as expressly provided herein, Decker acknowledges that he will not receive, nor is he entitled to, any additional payment or consideration, and together with the mutual covenants and promises set forth herein, the Payments, the consultancy, the 2004 bonus, the vesting of all stock options and restricted stock awards, the Company-provided COBRA payments, the Deferred Compensation vesting and the payment provisions in the event of a Change in Control are full and fair consideration for this Agreement, including with respect to the non-competition and waiver and release provisions hereof.

III. CONFIDENTIAL INFORMATION AND UNFAIR COMPETITION

A. Protection of Trade Secrets and Confidential Information.

1. Definition of “Confidential Information.” “Confidential Information” means all nonpublic information (whether in paper or electronic form, or contained in Decker’s memory, or otherwise stored or recorded) relating to or arising from the Company’s business, including, without limitation, trade secrets used, developed or acquired by the Company in connection with its business. Without limiting the generality of the foregoing, “Confidential Information” shall specifically include all information concerning the manner and details of Company’s operation, organization and management; financial information and/or documents and nonpublic policies, procedures and other printed, written or electronic material generated or used in connection with the Company’s business; the Company’s business plans and strategies, including but not limited to all information associated with any oil, gas or mineral property in which the Company formed an intention to acquire, lease or form any other business relationship prior to the end of the Consulting Period; the identities of the Company’s customers and the specific individual customer representatives with whom the Company works; the details of the Company’s relationship with such customers and customer representatives; the identities of distributors, contractors and vendors utilized in the Company’s business; the details of the Company’s relationships with such distributors, contractors and vendors; the nature of fees and charges made to the Company’s customers; nonpublic forms, contracts and other documents used in the Company’s business; all information concerning the Company’s employees, agents and contractors, including without limitation such persons’ compensation, benefits, skills, abilities, experience, knowledge and shortcomings, if any; proposed projects and areas of intended leasing activity; and all other information concerning the Company’s concepts, prospects, customers, employees, agents, contractors, earnings, products, services, equipment, systems, and/or prospective and executed contracts and other business arrangements. “Confidential Information” does not include information that is in the public domain through no wrongful act on the part of Decker or known to Decker prior to employment with the Company. For the purposes of this Section III, “Company” shall include any of Patina Oil & Gas Corporation’s successors in interest or related entities of Patina and any such successors in interest.

2. Decker’s Use of Confidential Information. Except in connection with and in furtherance of Decker’s work on the Company’s behalf, both as an employee and as a consultant, Decker shall not, without the Company’s prior written consent, at any time, directly or indirectly: (i) use any Confidential Information for any purpose; or (ii) disclose or otherwise communicate any Confidential Information to any person or entity; or (iii) accept or participate in any employment, consulting engagement or other business opportunity that inevitably will result in the disclosure or use of any Confidential Information.

3. Acknowledgments. Decker acknowledges that during his employment with the Company and during the Consulting Period, Decker had and will continue to have access to Confidential Information, all of which was made accessible to Decker only in strict confidence; that unauthorized disclosure of Confidential Information will damage the Company’s business; that Confidential Information would be susceptible to immediate competitive application by a competitor of the Company; that the Company’s business is substantially dependent on access to and the continuing secrecy of Confidential Information; that Confidential Information is novel, unique to the Company and known only to Decker, the Company and certain key employees and contractors of the Company; that the Company shall at all times retain ownership and control of all Confidential Information; and that the restrictions contained in this agreement are reasonable and necessary for the protection of the Company’s legitimate business interests.

4. Records Containing Confidential Information and Return of Company Property. “Confidential Records” means all documents and other records, whether in paper,

electronic or other form, that contain or reflect any Confidential Information. All Confidential Records prepared by or provided to Decker are and shall remain Company property. Except in connection with and in furtherance of Decker’s work on the Company’s behalf (both as an employee and a consultant) or with the Company’s prior written consent, Decker shall not, at any time, directly or indirectly: (i) copy or use any Confidential Record for any purpose; or (ii) show, give, sell, disclose or otherwise communicate any Confidential Record or the contents of any Confidential Record to any person or entity. On the last day of the Consulting Period, or at any earlier time at the Company’s request, Decker shall immediately deliver to the Company (and shall not keep in Decker’s possession or deliver to any other person or entity) all Confidential Records and all other Company property in Decker’s possession or control (including but not limited to cell phones, keys or access cards, computer equipment, and/or Company credit cards). This Agreement shall not prohibit Decker from complying with any subpoena or court order, provided that Decker shall at the earliest practicable date provide a copy of the subpoena or court order to Company’s General Counsel, it being the parties’ intention to give the Company a fair opportunity to take appropriate steps to prevent the unnecessary and/or improper use or disclosure of Confidential Information and Confidential Records, as determined by the Company in its sole discretion.

5. Third-Parties’ Confidential Information. Decker acknowledges that, during his employment and the Consulting Period, he has received and will receive from third parties confidential or proprietary information on behalf of the Company, and that the Company must maintain the confidentiality of such information and use it only for authorized purposes. Decker shall not use or disclose any such information, or otherwise knowingly violate any third party confidentiality agreement, without prior written authorization from the Company or the third party to whom the information belongs.

B. Noncompetition

1. Covenants. During the Consulting Period and the twelve-month period following the conclusion of the Consulting Period (the “Noncompetition Period”), Decker shall not, directly or indirectly, as an officer, director, employee, consultant, owner, material shareholder, adviser, joint venturer, or otherwise, compete with the Company within the Protected Properties (as defined below) by soliciting or conducting any business with or involving any Protected Property, including but not limited to the acquisition or lease of, or any business arrangement with, any Protected Property. The “Protected Properties” are those geographic areas described in, and/or outlined in the maps attached as, Exhibit A to this Agreement that reflect the material oil, gas and/or mineral properties in the United Sates that are either: (1) owned or leased by the Company as of the date of this Agreement; or (2) in which the Company has formed an intention to acquire or lease as of the date of this Agreement. “Protected Properties” shall exclude any properties not identified by the Company on Exhibit A.

2. Acknowledgments. Decker may request in writing that the Company waive the foregoing prohibition on competition with respect to a specific Protected Property, such waiver not to be unreasonably withheld if, and only if, the Company has no interest to acquire, lease, or engage in any other business arrangement with the Protected Property as determined in the sole discretion of the Company’s CEO. To be effective, any waiver given must be in writing and signed by the Company’s CEO before Decker may take any action with respect to soliciting or conducting business with any Protected Property. Decker acknowledges that the foregoing geographic restriction on competition is fair and reasonable, given the nature and geographic scope of the Company’s business operations and the nature of Decker’s position with the Company. Decker also acknowledges that while employed by the Company and while serving as the Company’s consultant, Decker had and will continue to have access to information that would be valuable or useful to the Company’s competitors, and therefore acknowledges that the foregoing restrictions on Decker’s future employment and business activities are fair and reasonable. Decker acknowledges and is prepared for the possibility that his standard of living may be reduced during the Noncompetition Period, and assumes and accepts any risk associated with that possibility.

3. Acknowledgments of Law. Decker acknowledges the following provisions of Colorado law, set forth in Colorado Revised Statutes § 8-2-113(2):

Any covenant not to compete which restricts the right of any person to receive compensation for performance of skilled or unskilled labor for any employer shall be void, but this subsection (2) shall not apply to:

…

(b) Any contract for the protection of trade secrets;

…

(d) Executive and management personnel and officers and employees who constitute professional staff to executive and management personnel.

Decker acknowledges that this Agreement is a contract for the protection of trade secrets within the meaning of § 8-2-113(2)(b) and is intended to protect the Confidential Information and Confidential Records identified above and that Decker is an executive or manager within the meaning of § 8-2-113(2)(d).

4. Non-Solicitation. From the date of this Agreement until the date that is twelve months following the conclusion of the Consulting Period, Decker shall not without the Company’s prior written consent, directly or indirectly cause or attempt to cause any key employee or independent contractor of the Company or any affiliate of the Company to terminate his or her employment or contractor relationship with the Company and or any affiliate of the Company.

5. Acknowledgement. Decker acknowledges that the restrictive covenants set forth in the this Section III are reasonable and that irreparable injury will result to the Company in the event of any breach by Decker of the covenants, and that said covenants are an essential condition of this Agreement. In the event any of the covenants set forth in this paragraph are breached, the Company shall be entitled, in addition to any other remedies and damages available by law or under this Agreement, to injunctive relief from a court to restrain the violation of such covenants by Decker by any person or persons acting for or with Decker in any capacity whatsoever.

IV. WAIVER AND RELEASE

A. Release of All Claims by Decker. In consideration of the promises and covenants made herein, Decker, on behalf of Decker and Decker’s heirs, executors, administrators and assigns, does hereby RELEASE, ACQUIT AND FOREVER DISCHARGE the Company and its officers, directors, affiliates, shareholders, employees, agents, representatives, successors and assigns (all of whom are hereinafter collectively referred to as “Releasees”) from any and all claims, demands, causes of action, administrative claims and liabilities of any kind or character, accrued or to accrue hereafter, which Decker ever had, now has or may hereafter have against Releasees, arising out of any act, omission, transaction or occurrence, including, without limitation, those related to Decker’s employment by the Company or the termination thereof, occurring on or before the Separation Date. Without limiting the generality of the foregoing, it is understood and agreed that this Release constitutes a release of any claim or cause of action (i) in tort, including but not limited to claims for slander, libel, negligence, gross negligence, negligent supervision or training, conspiracy, intentional or negligent infliction of emotional distress, mental anguish, invasion of privacy, assault, battery, false imprisonment, tortious interference with contractual relations, wrongful discharge, pain and suffering, breach of covenant of good faith and fair dealing, invasion of privacy, (ii) for breach of any employment or other agreement or arrangement existing between Decker and the Company (all of which are hereby acknowledged to have terminated) or (iii) otherwise related, in any way, to Decker’s employment by the Company, including claims under Title VII of the Civil Rights Act of 1964 (and all of its amendments), the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, as amended, the Fair Credit Reporting Act, the Colorado Civil Rights Act, the Colorado Wage Act, and any other statute or regulation governing the employment relationship or Decker’s rights, or the Company’s obligations, in connection therewith. This Release also includes a release of any right to bring an administrative claim or charge against the Company regarding any matter relating to the Company, its business operations, or Decker’s employment.

B. ADEA Release and Waiver. In addition to the terms of any other release or waiver, Decker agrees to fully and forever release and discharge the Company, and any of its past and present employees, officers, directors, agents, attorneys, and insurers, or any of their successors, heirs, or assigns from any and all claims, rights, administrative complaints, demands, actions, losses, damages, costs, or expenses of every kind and nature occurring on or before the Separation Date that arise or may arise under the Age Discrimination in Employment Act and/or the Older Workers Benefit Protection Act (“ADEA”) (the “ADEA Release and Waiver”).

C. Consideration. As consideration for signing and not revoking the ADEA Release and Waiver, Decker will receive the payments and benefits described in Section II.D.5 of this Agreement. Decker acknowledges that he would not be entitled to receive such consideration in the absence of executing this ADEA Release and Waiver.

D. Time to Revoke. Decker understands that he has a period of seven (7) calendar days following his execution of this Agreement (the “Revocation Period”) in which to revoke the terms of Section IV.B of this Agreement. If Decker revokes such provision within the Revocation Period, the ADEA Release and Waiver shall be void. If Decker does not rescind the ADEA Release and Waiver within the Revocation Period, Section IV.B shall become final and binding and shall be irrevocable. The ADEA Release and Waiver shall not be effective until the expiration of this seven (7) day revocation period.

E. Action Required to Revoke. Decker understands that in order to revoke the ADEA Release and Waiver, he must deliver to the Company’s office at 1625 Broadway, Suite 2000, Denver, Colorado to the attention of Mr. Michael N. Stefanoudakis, General Counsel, on or before seven (7) days after he executes this Agreement, a letter stating that he is revoking the ADEA Release and Waiver.

F. Acceptance of Terms; Understanding; Without Coersion; Opportunity to Review; Opportunity to Consider Terms; and Date of Receipt. By executing this Agreement below, Decker acknowledges and agrees to the following: (1) Decker understands and accepts the terms of this ADEA Release and Waiver and accepts the additional consideration in exchange for the agreements contained herein; (2) Decker understands that he is waiving and relinquishing rights and remedies that may be available to him under the ADEA; (3) Decker is signing this ADEA Release and Waiver voluntarily and without threat or coercion; (4) Decker has had ample opportunity to read and review this Agreement, including the ADEA Release and Waiver, and Decker has been advised to consult with an attorney if he desires to do so; (5) Decker has had 21 days or more to sign this ADEA Release and Waiver (or if Decker signs prior to the end of the 21 day deliberation period, he has waived his right to the remainder of that 21 day period); and (6) Decker received this ADEA Release and Waiver on the date and year first written above.

V. MISCELLANEOUS PROVISIONS

A. Independent Contractor. During the Consulting Period, Decker shall be an independent contractor, not an agent or employee of the Company, and nothing in this Agreement shall be construed to create an employer-employee relationship. As an independent contractor, except as expressly set forth herein, Decker will not be entitled to any of the benefits that the Company, its affiliates or subsidiaries presently has in effect or may put into effect for its employees. Decker will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Decker’s performance of services or receipt of fees during the Consulting Period. The Company will regularly report amounts paid to Decker by filing a Form 1099 with the Internal Revenue Service as required by law. Because Decker will be an independent contractor during the Consulting Period, the Company will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions or obtain worker’s compensation insurance on Decker’s behalf and Decker will not be considered an employee for purposes of any other tax or contribution levied by any federal, state, or municipal government. Decker shall at no time hold himself out as an employee or agent of the Company for any purpose, including but not limited to reporting to any governmental authority, and Decker shall have no authority to assume or create any obligation or responsibility, express or implied, on behalf of the Company, to make any statement or representation on behalf of the Company, or to bind it in any way whatsoever.

B. Expense Reimbursement. The Company shall reimburse Decker for his reasonable and necessary business expenses related to his services to the Company through the Separation Date and during the Consulting Period, consistent with the Company’s policies, and conditioned on Decker’s presentation to the Company, before the end of the Consulting Period, of documentation verifying such expenses.

C. Cooperation in Litigation. Decker agrees, for no additional compensation, to cooperate upon the reasonable, written request of the Company, by making himself reasonably available to provide information that may, in the exclusive discretion of the Company or its attorneys, assist or be relevant to any litigation in a civil, criminal or administrative proceeding or other dispute, including specifically, but not exclusively, depositions, meetings in advance of depositions, meetings in advance of trial or hearing, and trial or hearing, relating to or arising from the business, acts or claimed omissions of the Company. Nothing in this Agreement shall restrict or preclude Decker from, or otherwise influence Decker in, testifying fully and truthfully in any civil, criminal or administrative proceeding, as required by law or formal legal process.

D. Cumulative Rights. The Company’s rights and remedies under this Agreement hereof are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

E. Entire Agreement. This Agreement constitutes the complete, entire, final and exclusive agreement between Decker and the Company and supercedes any prior agreement, whether written or oral, with regard to the subject matter hereof. This Agreement has been entered into by the Parties without reliance on any promise or representation, written or oral, other than those expressly contained herein.

F. Modification of Agreement Only in Writing. This Agreement may not be modified, except in writing, signed by Decker and the Chief Executive Officer or Executive Vice President of the Company.

G. Governing Law and Jurisdiction. This Agreement has been drafted in accordance with and shall be construed and enforced in accordance with and governed by the laws of the State of Colorado and the Parties agree that venue for any action hereunder shall be in the City and County of Denver, Colorado.

H. Enforcement According to Terms Contained Herein; Severability. The Parties intend that this Agreement be enforced according to its terms. If any one or more provision of this

Agreement is determined to be invalid, illegal, or unenforceable, in whole or in part, this determination will not affect or impair any other provision of this Agreement. Any provision found to be invalid, illegal, or unenforceable shall be deemed, without further action on the part of the parties, to be modified, amended, or limited to the minimum extent necessary to render the provision valid and enforceable.

I. Waiver of Terms and Conditions. Except as specifically set forth in this Agreement, no waiver of any term or provision of this Agreement will be valid unless such waiver is in writing, signed by the party against whom enforcement of the waiver is sought. The waiver of any term or provision of this Agreement shall not apply to any subsequent breach of this Agreement.

J. Captions. The captions in this Agreement are for convenience and reference only, and shall not define or limit any of the terms or provisions of this Agreement.

K. Other Agreements. Each party shall promptly execute, acknowledge and deliver any additional documents or agreement that the other party reasonably believes is necessary to carry out the purpose or effect of this Agreement.

L. Successors and Assigns. This Agreement shall be binding in all respects upon, and shall inure to the benefit of, the parties’ heirs, successors and assigns.

[SIGNATURES FOLLOW]

SIGNATURE PAGE

EXECUTED on behalf of PATINA OIL & GAS CORPORATION, this 22nd day of December, 2004.

By:	/s/ Thomas J. Edelman
Name:	Thomas J. Edelman
Title:	Chief Executive Officer

STATE OF NEW YORK	)
) ss.
COUNTY OF NEW YORK	)

The foregoing instrument was acknowledged before me on this 22nd day of December, 2004.

WITNESS my hand and official seal.

My commission expires: 2/23/07.

[SEAL]	/s/ Christine Eklund
Notary Public

EXECUTED by JAY W. DECKER, this 22nd day of December, 2004.

/s/ Jay W. Decker
Jay W. Decker

STATE OF COLORADO	)
) ss.
COUNTY OF DENVER	)

The foregoing instrument was acknowledged before me on this 22nd day of December, 2004.

WITNESS my hand and official seal.

My commission expires: 8/24/08.

[SEAL]	/s/ Cynthia A. Merriam
Notary Public

EXHIBIT A

PROTECTED PROPERTIES

Patina Oil & Gas Corporation (and subsidiaries) properties:

Wattenberg Field – area outlined in the attached map A.

Texas-Oklahoma Panhandle - area outlined in the attached maps B, C and D.

San Juan Basin - area outlined in the attached map E.

Illinois / Indiana – 2 miles outside of existing leases.

Other Oklahoma properties – 2 miles outside of existing leases.

Kansas – 1 mile outside of existing leases (excluding, however, any properties in which Decker currently holds an interest).

Shale Projects – areas outlined in the attached maps F, G and H.

Noble Energy, Inc. properties:

Piceance Basin - 2 miles outside of existing leases.

Yuma County (eastern Colorado) - 2 miles outside of existing leases.

Wind River Basin, WY - 2 miles outside of existing leases.

Bowdoin, MT - 2 miles outside of existing leases.

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